Exhibit 99.1

HighPeak Energy, Inc. Announces Acquisition of Howard County Properties Principally in its Signal Peak Area from Hannathon Petroleum and Other Sellers

Fort Worth, Texas, April 27, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) announced today that it has entered into an agreement to acquire the Howard County assets of Hannathon Petroleum, LLC (“Hannathon”) and other non-operated working interest owners. HighPeak currently owns non-operated working interest in approximately 60% of the acquired gross acreage position.

Purchase consideration due to the sellers, subject to customary closing adjustments, is comprised of $255 million in cash and approximately 3.78 million shares of HighPeak’s common stock.

The cash portion of the consideration is expected to be funded with cash on hand and borrowings under the Company’s revolving credit facility. In connection with the close of this transaction and the annual Spring redetermination, HighPeak expects to receive consents from its bank group to substantially increase the aggregate elected commitments and borrowing base on its revolving credit facility. The transaction has an effective date of January 1, 2022 and is expected to close early in the third quarter of 2022.

The Company’s second strategic acquisition this year shows HighPeak’s willingness to enter the market for accretive bolt-on opportunities and adds further momentum to HighPeak’s growth strategy. Acquisition highlights include:

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Accelerated Development Runway – ability to leverage substantial infrastructure-in-place to accelerate pace of Signal Peak development; HighPeak expects to maintain Hannathon’s existing one rig drilling program on the acquired acreage through 2022

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Increased Scale and Depth of Inventory – bolt-on acquisition adds approximately 150 net locations and 18,600 net acres largely contiguous to the Company’s existing Signal Peak position with 2022E average production of 5 MBoe/d (85% liquids)

●	Improved Cash Flow Generation – acquired at approximately a 3.0x multiple on 2022E EBITDAX with further uplift from synergies estimated at $70 million on a present value basis

Jack Hightower, HighPeak Chairman and Chief Executive Officer, commented, “We began our strategic expansion in the Signal Peak area in August 2021 by acquiring a non-operated ownership interest in these assets. Acquiring the balance of the working interest will bolster our drilling potential in the area and give us control of significant infrastructure to support, and accelerate, our development program in the region. This acquisition, coupled with our targeted leasing, has increased our total acreage position to over 91,000 net acres.”

Pro Forma 2022 Outlook

The Company’s 2022 guidance updated for the Hannathon acquisition is as follows:

Production (Boe/d)

●	Average production rate	32,000 – 37,500
●	Exit production rate	47,000 – 53,000

Total Capital Expenditures ($ million)		$825 – $900

Jack Hightower continued, “We are very excited to report continued success in accretive consolidation and value creation for our shareholders. We look forward to our first quarter earnings call in May, which will provide additional guidance, technical information and recent results related to our drilling program in the Signal Peak area, which should continue to prove out the value of our position.”

Investor Presentation

A presentation highlighting the acquisition has been posted to the “Investor Relations” section of the HighPeak website at ir.highpeakenergy.com.

Approvals

The Hannathon Acquisition has been unanimously approved by the HighPeak Board of Directors, Hannathon Petroleum and the other non-operated working interest owners.

Advisors

Credit Suisse Securities (USA) LLC served as financial advisor to HighPeak Energy. Jefferies LLC acted as financial advisor to Hannathon. Akin Gump Strauss Hauer & Feld, LLP and Vinson & Elkins, LLP served as legal advisors for HighPeak Energy and Shearman & Sterling, LLP served as legal advisor for Hannathon.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.